EXHIBIT 99.1

On April 13, 2004, the Registrant issued the following press release:

                 "PYR ENERGY REPORTS QUARTERLY FINANCIAL RESULTS

     DENVER - PYR Energy Corporation (AMEX:PYR) today announced unaudited financial results for the three months ended February 29, 2004.

     For the quarter ended February 29, 2004, the Company recorded a net loss of $401,858, or 2 cents ($0.02) per common share, compared with a net loss of $1,087,836, or 5 cents ($0.05) per common share, for the quarter ended February 28, 2003. The decrease in net loss is due primarily to impairment charges in the prior year totaling approximately $699,000, as opposed to the current year, during which no impairment was charged.

     During the quarter ended February 29, 2004, the Company recorded $44,376 in revenues from the sale of oil and natural gas production. Net of lease operating expenses and taxes of $21,681, the Company reflected $22,695 in net revenues from oil and gas operations. During the quarter ended February 28, 2003, the Company recorded $46,494 in revenues from the sale of oil and natural gas production. Net of lease operating expenses and taxes of $25,308, the Company reflected $21,186 in net revenues from oil and gas operations. All Company oil and gas revenues were a result of production from the East Lost Hills #1 well in the San Joaquin Basin of California, which commenced its first production on February 6, 2001.

     Interest income was $5,041 and $14,089 for the three month periods ended February 29, 2004 and February 28, 2003, respectively. The Company incurred $81,196 and $76,489 in interest expense in the quarters ended February 29, 2004 and February 28, 2003, respectively, associated with the convertible notes dated May 24, 2002. General and administrative expenses associated primarily with the Company's efforts to pursue its exploration projects totaled $285,442 for the quarter ended February 29, 2004 and $345,237 for the quarter ended February 28, 2003.

     At February 29, 2004, the Company had cash of $2,647,813. Total assets of $8,491,057, current liabilities of $1,000,959, and stockholders' equity of $866,381. There were 23,701,357 common shares outstanding at February 29, 2004.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in select areas of the Rocky Mountain region as well as the San Joaquin Basin of California. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

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     This release and the Company's website contain forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release and the Company's website include the opinions of PYR Energy and does not necessarily include the views of any other person or entity."